Filed Pursuant to Rule 433
Registration Nos. 333-169682, 333-169682-01

NOMURA

NAFL U.S. MTN Shelf – Fast Facts

We have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, or "SEC." Before you invest, you should read the prospectus and any other documents that we or Nomura have filed with the SEC for more complete information about NAFL and Nomura. You may obtain these documents for free from the SEC website at www.sec.gov. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-9848 or e-mailing NSIProspectusDistribution@nomura.com



Issuance Platform

Nomura America Finance LLC ("NAFL") is a wholly owned subsidiary of Nomura Holdings, Inc. ("Nomura")

NAFL is able to offer a wide range of structured investments across various asset classes:

- Equities
- Interest Rates
- Currencies
- Commodities

All NAFL issuances are fully and unconditionally guaranteed by NAFL's parent company, Nomura Holdings, Inc.

Diversified Revenue

- As Nomura expands internationally, revenue generation continues to diversify, representing a global franchise



International
42%
Japan
58%

FY 2011 Revenue

Nomura Overview

- Nomura is the pre-eminent Asian-based financial services group with worldwide reach, with over 35,000 employees, in more than 30 countries
- Nomura provides services to clients through three business divisions:

Nomura Group

Retail
- $858bn retail client assets in Japan

Wholesale
- Equities
- Fixed Income
- Investment Banking

Asset Management
- $295bn AUM in Japan
- Market leading position in Japan public investment trusts, 21.9% market share

September 2011

Nomura Financial Highlights[1]

	Moody's	S&P
Nomura Holdings, Inc.	Baa2†	BBB+†

- Nomura has delivered profitability in nine out of the last ten quarters
- Liquidity pool of $73bn, an increase of over 230% since March 2007
- Tier 1 capital ratio of 15.9% exceeds peer average of 13.9%[2]
- One of the lowest Level III assets to Tier 1 capital ratios in the industry at 35%

Fiscal Year	Q2 2012	2011	2010	2009
Total Assets	$479bn	$443bn	$345bn	$251bn
Total Capital Ratio	19.6%	22.2%	24.3%	18.1%
Tier 1 Capital Ratio	15.9%	16.4%	17.3%	11.3%
Liquidity Pool	$73bn	$71bn	$56bn	$24bn
Level III Assets as % of Tier I Capital	35%	46%	44%	13%

1. Source: Nomura; Represents selected financial information, additional information concerning Nomura's financial results as well as its business risks can be found in its annual report on Form 20-F and periodic filings with the SEC.
2. Peer average calculated based on public filings of large investment banks.

† Credit ratings are provisional and subject to withdrawal or change at any time.

Note: Q2 2012 reflects the quarter ending September 30, 2011; Nomura fiscal year runs from April 1 to March 31.

Nomura's Presence in the U.S.

- **December 1925** – Nomura Securities Co., Ltd. established
- **July 1981** – Nomura Securities International, Inc., the U.S. broker-dealer, becomes a registered member of the NYSE
- **December 2001** – Nomura lists American Depository Receipts on the NYSE, under 'NMR'
- **February 2007** – Instinet becomes a subsidiary of Nomura Holdings, Inc.
- **October 2008** – Nomura expands strategically in international markets in the wake of the financial crisis
- **July 2009** – Nomura Securities International, Inc. named a U.S. primary dealer of Treasury securities
- **September 2010** – Launch of NAFL U.S. MTN shelf

Industry Recognition

Institutional Investor
2011
#1 Japan Equity Research, #4 All-Asia Equity Research,
#2 China Equity Research, #5 All-Europe Fixed Income Research,
#7 All-Europe Equity Research, #7 All-America Fixed Income Research,
#1 All-US Foreign Exchange Research, #13 All-America Equity Research

mtn-i
2011
#1 FX-linked MTN dealer, Best Investor Solutions (Global),
Landmark Deal (Global), Institutional Performance (Asia)

TOKYO
#1 Market Share
Consecutive months since Q1 2010

London Stock Exchange
#1 Customer Market Share
Consecutive months since Q4 2009